OUTSIDE DIRECTORS' OPTION PLAN
                                       OF
                                ULTRA PAC, INC.

         1. Definitions. As used in this Plan, the following terms have the following meanings:

         (01) "Administrator" means the Board or a committee appointed by the Board.

         (02) "Affiliate" means a "parent" or "subsidiary" corporation, as defined in Sections 425(e) and 425(f), respectively, of the Code.

         (03) "Board" means the Board of Directors of the Company.

         (04) "Code" means the Internal Revenue Code of 1986, as amended.

         (05) "Company" means Ultra Pac, Inc.

         (06) "Director" means a member of the Board.

         (07) "Eligible Director" means a Director who is not also an employee of the Company or of an Affiliate. A director who also serves as Corporate Secretary, and is not otherwise employed by the Company, is an Eligible Director.

         (08) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         (09) "Grant Date" means the date on which an Option is granted.

         (10) "Option" means an option to purchase Stock as described in Section 5(01) hereof. An Option granted under this Plan is a nonstatutory option to purchase Stock which does not meet the requirements set forth in Section 422A of the Code.

         (11) "Option Agreement" means a written agreement evidencing an Option, in form satisfactory to the Company, duly executed on behalf of the Company and delivered to and executed by an Optionee.

         (12) "Optionee" means an Eligible Director who has been granted an Option.

         (13) "Plan" means the Outside Directors' Option Plan.

         (14) "Securities Act" means the Securities Act of 1933, as amended.

         (15) "Stock" means the Common Stock, no par value, of the Company.

         (16) "Subscription Agreement" means a written agreement, in form satisfactory to the Company, duly executed by the Company and an Optionee who has exercised an Option to purchase Stock.

         (17) "Termination Date" means the date on which an Optionee ceases to be a Director of the Company.

         (18) "Voting Shares" means the outstanding shares of the Company entitled to vote for the election of directors.

         2.) Purposes of the Plan. The purposes of the Plan are to attract and retain the best available candidates for the Board, to provide additional equity incentives to Eligible Directors through their participation in the growth value of the Stock, and to promote the success of the Company's business. To accomplish the foregoing objectives, this Plan provides a means whereby Eligible Directors will receive Options to purchase Stock.

         3.) Stock Subject to the Plan. The maximum number of shares of Stock that may be issued upon the exercise of Options is 100,000. The shares of Stock covered by the portion of any Option that expires or otherwise terminates unexercised under this Plan shall become available again for grant. The number of shares of Stock covered by Options is subject to adjustment in accordance with Section 5(07).

         4.) Administration. The Administrator shall have the authority to grant Options upon the terms and conditions of this Plan, and to determine all other matters relating to this Plan. The Administrator may delegate ministerial duties to such employees of the Company as it deems proper. All questions of interpretations, implementation and application of this Plan shall be determined by the Administrator, and such determinations shall be final and binding on all persons.

         5.) Terms and Conditions of Options.

         (01) Grant of Option. Options shall be granted pursuant to this Plan as follows:

                  (a) Grant on Effective Date - As of the effective date of this Plan, an Option for 2,500 shares of Stock shall be granted to each Eligible Director, subject to subsequent stockholder approval of this Plan.

                  (b) Subsequent Grants - On the date of each annual stockholders' meeting subsequent to the effective date of this Plan, an Option shall be granted immediately after such meeting to each Eligible Director. With respect to any Eligible Director who, prior to the annual stockholders' meeting, shall not have been granted an option pursuant to this Plan, the Option shall be for 2,500 shares of Stock. Otherwise, the Option shall be for 1,000 shares of Stock.

         (02) Exercise Price - The exercise price of an Option shall be 100% of the value of the Stock on the Grant Date, determined in accordance with
         Section 6 hereof.

         (03) Option Term - Each Option granted under this Plan shall expire five (5) years from the Grant Date.

         (04) Option Exercise -

                  (a) Exercise - Subject to Section 5(04(b), an Option may be exercised in whole or in part immediately after the Grant Date of such Option.

                  (b) Stockholder Approval - No Option may be exercised in whole or in part until the stockholders of the Company have approved this Plan.

                  (c) Compliance with Securities Laws - Stock shall not be issued pursuant to the exercise of an Option unless the exercise of the Option and the issuance and delivery of Stock pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, applicable state securities laws, the rule and regulations promulgated under each of the foregoing, the requirements of the New York Stock Exchange (if the Company's securities are listed thereon) and the requirements of NASDAQ pertaining to the National Market System (if the Company's securities are quoted thereon), and shall be further subject to the approval of counsel for the Company with respect to such compliance.

         (05) Registration and Resale - If the Stock subject to this Plan is not registered under the Securities Act and under applicable state securities laws, the Administrator may require that the Optionee deliver to the Company such documents as counsel for the Company may determine are necessary or advisable in order to substantiate compliance with applicable securities laws and the rules and regulations promulgated thereunder.

         (06) Payment Upon Exercise - At the time written notice of exercise of an Option is given to the Company, the Optionee shall make payment in full, in cash or check or by one of the method specified below, for all Stock purchased pursuant to the exercise of such Option.

         Delivery of Stock - An Option may be exercised by delivery by the Optionee of Stock already owned by the Optionee for all or part of the aggregate exercise price of the Stock as to which the Option is being exercised, so long as (i) the value of such Stock (determined as provided in Section 6) is equal on the date of exercise to the aggregate exercise price of the shares of Stock as to which the Option is being exercised, or such portion thereof as the Optionee is authorized to pay by delivery of Stock and (ii) such previously owned shares have been held by the Optionee for at least six months.

         (07) Adjustments -

                  (a) Changes in Capital Structure - If the Stock is changed by reason of a stock split, reverse stock split, stock dividend, or recapitalization, or is converted into or exchanged for other securities, the Administrator shall make such appropriate adjustments in (i) the number and class of shares of Stock subject to this Plan, (ii) each Option outstanding under this Plan, and (iii) the exercise price of each outstanding Option; provided, however, that the Company shall not be required to issue fractional shares as a result of any such adjustment. Each such adjustment shall be determined by the Administrator in its sole discretion, which determination shall be final and binding on all persons. Any new of additional Stock to which an Optionee may be entitled under this Section (07) shall be subject to all of the terms and conditions set forth in Section 5 of this Plan.

         (08) No Assignment - No right or benefit under, or interest in, the Plan shall be subject to assignment or transfer (other than by will or the laws of descent and distribution), and no such right, benefit or interest shall be subject to attachment or legal process for or against Optionee or his or her beneficiaries, as the case may be. During the life of the Optionee, an Option shall be exercisable only by the Optionee or, in the event of disability of the Optionee, by the Optionee's guardian or legal representative.

         (09) Termination; Expiration of Unvested Options - Options granted to an Optionee under this Plan, to the extent such rights have not expired or been exercised, shall terminate on such Optionee's Termination Date; provided, however, that an Option may be exercised, to the extent vested and exercisable on the Termination Date, for a period of thirty
         (30) days after such Optionee's Termination Date; and, provided further, that if exercise of an Option during such thirty (30) day period would subject such Optionee to liability under Section 16(b) of the Exchange Act, such thirty (30) day period shall not begin to run until six (6) months from the date of the last Stock transaction made, indirectly or directly, by such Optionee prior to such Optionee's Termination Date.

         6.) Determination of Value. For purposes of this Plan, the value of the Stock shall be the closing sales price on the New York Stock Exchange or the NASDAQ National Market System, as the case may be, on the date the value is to be determined as reported in The Wall Street Journal. If there are no trades on such date, the closing sale price on the last preceding business day upon which trades occurred shall be the fair market value. If the Stock is not listed on the New York Stock Exchange or quoted on the NASDAQ National Market System, the fair market value shall be determined based on the mean between the Closing bid and asked prices.

         7.) Manner of Exercise. An Optionee wishing to exercise an Option shall give written notice to the Company at its principal executive office, to the attention of the President of the Company, accompanied by an executed Stock Purchase Agreement and by payment of the Option exercise price in accordance with Section 5(06). The date the Company receives written notice of an exercise hereunder accompanied by payment of the Option exercise price will be considered the date such Option was exercised. Promptly after receipt of such written notice and payment, the Company shall deliver to the Optionee or such other person permitted to exercise such Option under Section 4(08), a certificate or certificates for the requisite number of shares of Stock.

         8.) Rights.

         (01) Rights as Optionee - No Eligible Director shall acquire any rights as an Optionee unless and until an Option Agreement has been duly executed on behalf of the Company, delivered to the Optionee and executed by the Optionee.

         (02) Rights as Stockholder - No person shall have any rights as a stockholder of the Company with respect to any Stock subject to an Option until the date that a stock certificate has been issued and delivered to the Optionee.

         (03) No Right to Re-election - Nothing contained in the Plan or any Option Agreement shall be deemed to create any obligation on the part of the Board to nominate any Director for re-election by the Company's stockholders, or confer upon any Director the right to remain a member of the Board for any period of time, or at any particular rate of compensation.

         9.) Registration and Resale. The Board may, but shall not be required to, cause the Plan, the Options, and Stock subject to the Plan to be registered under the Securities Act and under the securities laws of any state. No Option may be exercised, and the Company shall not be obliged to grant Stock upon exercise of an Option, unless, in the opinion of counsel for the Company, such exercise and grant is in compliance with all applicable federal and state securities laws and the rules and regulations promulgated thereunder. As a condition to the grant of an Option for the issuance of Stock upon the exercise of an Option, the Administrator may require that the Optionee agree to comply with such provisions and federal and state securities laws as may be applicable to such grant or the issuance of Stock, and that the Optionee delivers to the Company such documents as counsel for the Company may determine are necessary or advisable in order to substantiate compliance with applicable securities laws and the rules and regulations promulgated thereunder.

         10.) Amendment, Suspension or Termination of the Plan. The Board may at any time amend, alter, suspend, or discontinue this Plan, except to the extent that stockholder approval is required for any amendment or alteration (a) by Rule 16b-3 or applicable law in order to exempt from Section 16(b) of the Exchange Act any transaction contemplated by this Plan, or (b) by the rules of the New York Stock Exchange, if the Company's securities are listed thereon, or
(c) by the rules of NASDAQ pertaining to the National Market System, if the Company's securities are quoted thereon; provided, however, no amendment, alteration, suspension or discontinuation shall be made that would impair the rights of any Optionee under an Option without such Optionee's consent; and provided further, that any provision in this Plan relating to the eligibility of Directors to participate in this Plan, the timing of Option grants made under this Plan or the amount of Options granted to a Director under this Plan shall not be amended more than once every six months, other than to comport with the changes in the Code or the rules thereunder. Subject to the foregoing, the Administrator shall have the power to make such changes in the regulations and administrative provisions hereunder, or in any Option (with the Optionee's consent), as in the opinion of the Administrator may be appropriate from time to time.

         11.) Indemnification of Administrator. Members of the group constituting the Administrator shall be indemnified for actions with respect to the Plan to the fullest extent permitted by the Articles of Incorporation, as amended, and the By-laws of the Company and by the terms of any indemnification agreement that has been or shall be entered into from time to time between the Company and any such person.

         12.) Headings. The headings used in this Plan are for convenience only, and shall not be used to construe the terms and conditions of the Plan.

         13.) Effective Date. This Plan became effective on December 19, 1991 when it was adopted by the Board. This Plan shall be submitted to the stockholders of the Company for consideration at the next annual meeting of stockholders.